Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 14, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Frisch’s Restaurants, Inc. on Form 10-K for the year ended June 2, 2015.  We consent to the incorporation by reference of said reports in the Registration Statements of Frisch’s Restaurants, Inc. on Forms S-8 (File No. 33-77988, File No. 33-77990, File No. 333-63149, File No. 333-110911, and File No. 333-184853).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
August 14, 2015